Exhibit 99.1

AT THE COMPANY

Clifford Bolen

Chief Operating Officer, Chief Financial Officer

(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE

MONDAY, NOVEMBER 14, 2005

VITA FOOD PRODUCTS, INC.
ADOPTS SHAREHOLDER RIGHTS PLAN

Chicago, IL, November 14, 2005 — Vita Food Products, Inc. (Amex: VSF) announced today the adoption of a Shareholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock held of record as of the close of business on November 25, 2005.

The Shareholder Rights Plan is designed to guard against inadequate or coercive takeovers and other abusive tactics that might be used in an attempt to gain control of the Company without paying all stockholders a fair price for their shares.  The Rights Plan will not prevent takeovers, but is designed to deter such coercive takeover tactics and to encourage anyone attempting to acquire the Company to first negotiate with the Board.

Each Right will entitle stockholders to buy one one-thousandth of a share of Series A Preferred Stock of the Company at an exercise price of $13.00.  The Rights will be exercisable only if a person or group (an “Acquiring Person”) acquires beneficial ownership of 15% or more of the Company’s outstanding Common Stock or commences a tender or exchange offer which, upon consummation, would result in such person or group being the beneficial owner of 15% (or with respect to Messrs. Feldman and Rubin and their respective Affiliates and Associates such greater percentage as indicated the following sentence) or more of the Company’s outstanding Common Stock.  The term “Acquiring Person” shall not include Stephen D. Rubin or any of his affiliates or associates, but only to the extent that Mr. Rubin and his affiliates and associates individually or in the aggregate beneficially own less than 32% of the outstanding common stock of the Company or Clark L. Feldman or any of his affiliates and associates but only to the extent that Mr. Feldman and his affiliates and associates individually or in the aggregate beneficially own less than 17% of the outstanding common stock of the Company.

If any person becomes an Acquiring Person, or if an Acquiring Person engages in certain self-dealing transactions or a merger transaction in which the Company is the surviving corporation and its Common Stock remains outstanding, then each Right not owned by such Acquiring Person (or certain related parties) will entitle its holder to purchase, at the Right’s then-current exercise price, units of the Company’s Series A Preferred Stock (or, in certain circumstances, Common Stock, cash, property or other securities of the Company) having a market value equal to twice the then-current exercise price of the Right.  In addition, if Vita Food Products, Inc. is involved in a merger or other business combination transaction with another person after which its Common Stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, shares of common stock of the ultimate parent of such other person having a market value equal to twice the then-current exercise price of the Right.

A majority of the Company’s Board of Directors will generally be entitled to cause the Company to redeem the Rights at $0.01 per Right at any time until the tenth business day following public announcement that a person or group has become an Acquiring Person.

Vita seafood is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita’s sales are in kosher foods. Vita’s common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc.  Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its’ award-winning Virginia Brand Vidalia® Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets.  Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam® brand of steak sauce, barbeque sauce, marinades, salsas and The Drambuie®, Kahlua®, and Courvoisier® Gourmet Collections.  Halifax also marketed, manufactured and distributed the Artie Bucco™ line of products based on the popular HBO® series The Sopranos®, the award-winning Scorned Woman® gourmet food line, the Oak Hill Farms® line of salad dressings and various gourmet products and branded gift items.

This release contains forward-looking statements about the Company’s future ownership and capitalization.  Any such statements are subject to risks and uncertainties, including risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.